SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Natus Medical Incorporated

(Name of Registrant as Specified in Its Charter)

Voce Catalyst Partners LP
Voce Capital Management LLC
Voce Capital LLC

J. Daniel Plants
Mark G. Gilreath
Lisa Wipperman Heine
Joshua H. Levine

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On June 11, 2018, Voce Capital Management LLC issued the following press release:

vocecapital

A voice for value

 LEADING PROXY ADVISORY FIRM ISS SUPPORTS VOCE CAPITAL’S CASE FOR CHANGE AT NATUS MEDICAL

ISS Recommends Stockholders Vote FOR Election of Lisa Wipperman Heine and

Joshua H. Levine

ISS Critiques Natus’ Chronic Underperformance and Abysmal Corporate Governance

ISS Faults Board for Lack of Oversight and Sees Need for Meaningful Change

Voce Urges Stockholders to Follow ISS’s Recommendation to Vote on the BLUE Card

SAN FRANCISCO, June 11, 2018 – Voce Capital Management LLC (“Voce”), a long-term owner of Natus Medical Incorporated (Nasdaq: BABY) (“Natus” or the “Company”) and the owner of approximately 2.2% of its shares outstanding, today announced that leading proxy advisory firm Institutional Shareholder Services (“ISS”) has recommended that Natus stockholders vote FOR the election of both Voce nominees, Lisa Wipperman Heine and Joshua H. Levine, to Natus’ Board of Directors (the “Board”) at the upcoming Annual Meeting of Stockholders on June 22, 2018. Voce also urges Natus shareholders to vote on the BLUE proxy card FOR the removal of Chairman Robert Gunst and FOR the election of Mark Gilreath to replace Gunst as a Director.

In its detailed report and findings, ISS affirmed Voce’s criticisms of the performance, strategy and corporate governance of Natus. ISS concluded that stockholders should therefore vote on the BLUE proxy card:1

  “The dissident has presented a number of arguments that, as a whole, suggest that change at the board level is needed: the company's near-term returns have significantly lagged peers as its fundamental performance has been weak, yet the board has not overseen sufficient change, either to strategy or execution, which could give investors confidence that the company has returned to the proper trajectory. Moreover, the board's recent refreshment appears to have been reactive to the dissident campaign rather than part of a more thoughtful and proactive process. As such, votes on the dissident (BLUE) card for nominees Heine and Levine appear warranted.”

_________________________________

1Permission to quote ISS was neither sought nor obtained. Emphases added.

The Pyramid | 600 Montgomery Street San Francisco, CA 94111 (415) 489-2600 tel (415) 489-2610 fax www.vocecapital.com

Leading Proxy Advisory Firm ISS Supports Voce Capital’s Case For Change At Natus

June 11, 2018

  “For more than two years, the company has demonstrated weak revenue growth and disappointing margins, while giving investors optimistic guidance…As such, shareholders may question whether the board is properly overseeing management.”

  “(The) dissident has many ideas which seem logical. These include less focus on M&A and more attention to profitability; to help accomplish these, the dissident advocates adding a chief operating officer and thoroughly examining R&D spending. The dissident's recommendations about corporate governance, such as de-classifying the board, targeting executive compensation at peer median, and putting in place performance hurdles for long-term executive compensation, also would appear beneficial to all shareholders.”

 With regard to Natus’ operational underperformance and M&A “roll-up” strategy, ISS noted:

  “Margin weakness has coincided with sluggish organic revenue growth. The company's disclosure on organic revenue growth appears inconsistent and incomplete, but it looks like organic revenue growth was flat in 2017 and up between 1 and 2 percent in 2016. This appears substandard, given the company's stated target of 5 to 7 percent organic revenue growth and its healthy research and development spending, of between 8 and 10 percent of annual revenue.”

  “The combination of significantly higher revenue but modestly higher EPS implies that either the acquisitions have not substantially added to the company's EPS, or that the acquisitions are masking other problems within the company. The company's disclosure points to the latter, but investors cannot be sure, as the company does not disclose the profitability of its three business segments, only their revenue.”

In its analysis of Natus’ corporate governance generally and Board composition, Board Nominee Weiss and Voce’s nominees specifically, ISS found:

  “In many ways, Natus' corporate governance remains sub-optimal. . . . The company's inertia extends to its corporate governance, where it has retained a classified board and has been slow to refresh itself, adding only one new director in the past 14 years prior to the dissident campaign.”

  “The dissident's characterization of the board as insular is magnified by the fact that the board's newest member, Dr. Paul, appears to be the only independent director on the board who sits on the board of another public company, and no independent director seems to be employed as an executive outside of Natus.”

Leading Proxy Advisory Firm ISS Supports Voce Capital’s Case For Change At Natus

June 11, 2018

  “(Weiss’) nomination is troubling in that, in the midst of a proxy contest, the company chose to nominate him as an independent director after he was first mentioned as a potential director by CEO Hawkins. Boards are tasked with overseeing management for the benefit of shareholders who own the company. As such, the board, not management, should lead the process of finding new directors, in part to help ensure their independence.”

  “The fact that Weiss was first suggested as a potential director by CEO Hawkins in the midst of a proxy contest unfortunately raises questions as to his independence, which are underscored by the dissident's findings that the two men may have a personal relationship that predates the offer to join the board. . . . The proxy does not suggest that the Nominating and Governance Committee ran a process to find a new, independent director, and during engagement with ISS, the board said that Weiss was the only potential nominee that it interviewed. The fact that Weiss currently serves as a director of Accuray, whose CEO is dissident nominee Levine, is also a highly unusual development.”

  “The dissident's nominees likewise appear to have significant and relevant experience as executives in the medical technology industry. . . . [A] such votes on the dissident (BLUE) card for nominees Heine and Levine appear warranted.”

J. Daniel Plants, Founder and Chief Investment Officer of Voce Capital, said, “We are extremely pleased that ISS supports our call for change at Natus and recommends stockholders vote for the election of our highly qualified nominees, Lisa Wipperman Heine and Joshua H. Levine, and its recommendation that stockholders vote on the BLUE proxy card. In its report, ISS echoes nearly all of the arguments we have presented to our fellow stockholders: Natus has chronically underperformed its peers; the strategy set by the Board and management has not served stockholders well; the Company’s corporate governance is poor; the independence of Board nominee Weiss should be severely doubted; and, most importantly, significant change is needed at the Board level. Our highly-qualified, independent Nominees are ready, willing and able to help drive that change.

“We also urge stockholders to support our proposal to remove Chairman Gunst as a Director. Chairman Gunst has shown, through his antiquated professional experience and lack of receptivity to stockholder concerns, that he’s an unacceptable choice to stand as the representative of independent Natus stockholders. On his 14-year watch, a culture of non-compliance, profound insularity and unwillingness or inability to hold management accountable has enfeebled Natus’ Board, undermining its credibility and impairing its ability to discharge its core duties with faith and care. Natus’ By-laws expressly provide for the removal by stockholders of any Director, with or without cause, and we believe Chairman Gunst must be held responsible for Natus’ decrepit corporate governance and other leadership infirmities.”

Leading Proxy Advisory Firm ISS Supports Voce Capital’s Case For Change At Natus

June 11, 2018

“As a reminder, if Chairman Gunst is removed and Mr. Gilreath is elected to replace him, the newly-constituted Board will elect a new Chairman, who may or may not be one of Voce’s Nominees. As previously noted, even if all three of our Nominees are elected, they will not constitute a majority of the six-member Board and would not be able to enact any changes without the support of at least one legacy Director. It bears repeating that none of the Nominees have any relationship with Voce nor are they being compensated by Voce in any manner. Two of them are already Natus stockholders. Their sole motivation for running and serving is to represent the best interests of all Natus stockholders.”

Mr. Plants concluded: “We invite our fellow stockholders to join us in seeking to restore credibility to Natus’ Board by voting FOR Voce’s highly-qualified and independent Nominees, and FOR Voce’s Removal Proposal to replace Chairman Gunst. Each of Voce’s Nominees – Mark Gilreath, Lisa Wipperman Heine and Joshua H. Levine – have more than 25 years of medical device industry experience. If elected, they will bring their significant expertise and independent, thoughtful approaches to bear on the business and operational challenges confronting Natus, and they will help usher Natus’ corporate governance into the modern age. We look forward to seeing our fellow stockholders at the upcoming Annual Meeting on June 22, 2018 and urge stockholders to vote for change at Natus on the BLUE proxy card today.”

FOLLOW ISS’ RECOMMENDATION AND VOTE FOR CHANGE AT NATUS ON THE BLUE PROXY CARD TODAY.

About Voce Capital Management LLC

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

Investor Contact:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh

(212) 297-0720 or Toll-free (855) 208-8902

info@okapipartners.com

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

(212) 486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

vocecapital